Exhibit 2.1

DISTRIBUTION AGREEMENT

BY AND BETWEEN

ALLTEL CORPORATION

AND

ALLTEL HOLDING CORP.

DATED AS OF DECEMBER 8, 2005

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1 General
Section 1.2 References to Time

ARTICLE II
PRELIMINARY TRANSACTIONS

Section 2.1 Business Separation
Section 2.2 Conveyancing and Assumption Agreements
Section 2.3 Certain Resignations
Section 2.4 Other Agreements
Section 2.5 Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date
Section 2.6 Special Dividend; Spinco Financing; Debt Exchange
Section 2.7 Financial Instruments
Section 2.8 Coordination of Asset Separation Transactions.

 ARTICLE III
THE DISTRIBUTION

Section 3.1 Record Date and Distribution Date
Section 3.2 Spinco Reclassification
Section 3.3 Net Spinco Indebtedness
Section 3.4 The Agent
Section 3.5 Delivery of Shares to the Agent
Section 3.6 The Distribution

ARTICLE IV
NET DEBT ADJUSTMENT

Section 4.1 Post-Closing Adjustment to Net Spinco Indebtedness.

ARTICLE V
EMPLOYEE BENEFIT Matters

Section 5.1 Employee Benefit Matters

ARTICLE VI
TAX SHARING

Section 6.1 Tax Sharing

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival of Agreements
Section 7.2 Mutual Release
Section 7.3 Indemnification
Section 7.4 Procedures for Indemnification for Third-Party Claims
Section 7.5 Reductions for Insurance Proceeds, Tax Benefits and Other Recoveries
Section 7.6 Consequential Damages
Section 7.7 Survival of Indemnities

ARTICLE VIII
CERTAIN ADDITIONAL COVENANTS

Section 8.1 Notices to Third Parties
Section 8.2 Licenses and Permits
Section 8.3 Intercompany Agreements; Intercompany Accounts
Section 8.4 Further Assurances
Section 8.5 Guarantee Obligations and Liens
Section 8.6 Insurance
Section 8.7 Use of Names
Section 8.8 Non Solicitation of Employees
Section 8.9 Subsequent Transfers

ARTICLE IX
ACCESS TO INFORMATION

Section 9.1 Provision of Corporate Records
Section 9.2 Access to Information
Section 9.3 Production of Witnesses
Section 9.4 Retention of Records
Section 9.5 Confidentiality
Section 9.6 Cooperation with Respect to Government Reports and Filings
Section 9.7 Tax Sharing Agreement

ARTICLE X
NO REPRESENTATIONS OR WARRANTIES

Section 10.1 No Representations or Warranties

ARTICLE XI
CONDITIONS

Section 11.1 Conditions to the Distribution
Section 11.2 Waiver of Conditions
Section 11.3 Disclosure

ARTICLE XII
MISCELLANEOUS

Section 12.1 Complete Agreement
Section 12.2 Expenses
Section 12.3 Governing Law
Section 12.4 Notices
Section 12.5 Amendment and Modification
Section 12.6 Successors and Assigns; No Third-Party Beneficiaries
Section 12.7 Counterparts
Section 12.8 Interpretation
Section 12.9 Severability
Section 12.10 References; Construction
Section 12.11 Termination
Section 12.12 Consent to Jurisdiction and Service of Process
Section 12.13 Waivers
Section 12.14 Specific Performance
Section 12.15 Waiver of Jury Trial

i
•

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this "Agreement"), dated as of December 8, 2005, by and between ALLTEL Corporation, a Delaware corporation ("AT Co."), and ALLTEL Holding Corp., a newly formed Delaware corporation and a wholly owned subsidiary of AT Co. ("Spinco").

RECITALS

WHEREAS, AT Co., Spinco and Valor Communications Group, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Spinco will merge with and into the Company, with the Company continuing as the surviving corporation (the "Merger");

WHEREAS, this Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Merger;

WHEREAS, prior to the Distribution Date (as defined herein), (i) pursuant to certain preliminary restructuring transactions, including one or more distributions and/or contributions of assets and equity securities, (A) AT Co. will transfer or cause to be transferred to one or more of the Spinco Subsidiaries (as defined herein) all of the Spinco Assets (as defined herein) not held by Spinco or the Spinco Subsidiaries as of the date hereof, (B) AT Co. will transfer or cause to be transferred to one or more of the AT Co. Subsidiaries (as defined herein) all of the AT Co. Assets (as defined herein) not held by AT Co. or the AT Co. Subsidiaries as of the date hereof, (C) AT Co. will transfer or cause to be transferred to one or more of the Spinco Subsidiaries all of the Spinco Liabilities (as defined herein) not held by Spinco or the Spinco Subsidiaries as of the date hereof (and one or more of the Spinco Subsidiaries will assume or cause to be assumed such Spinco Liabilities), and (D) AT Co. will transfer or cause to be transferred to one or more of the AT Co. Subsidiaries all of the AT Co. Liabilities (as defined herein) not held by AT Co. or the AT Co. Subsidiaries as of the date hereof (and one or more of the AT Co. Subsidiaries will assume or cause to be assumed such AT Co. Liabilities) (collectively, the "Preliminary Restructuring"), and (ii) in exchange for the contribution to Spinco, directly or indirectly, of all of the issued and outstanding capital stock or other equity securities of the Spinco Subsidiaries, Spinco will issue to AT Co. the Spinco Common Stock (as defined herein), distribute to AT Co. the Spinco Exchange Notes (as defined herein) and pay to AT Co. the Special Dividend (as defined herein), all upon the terms and subject to the conditions set forth herein (the transactions described in this clause (ii), collectively, the "Contribution");

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, AT Co. will distribute (the "Distribution") all of the issued and outstanding shares of common stock, par value $.01 per share, of Spinco ("Spinco Common Stock") to the holders as of the Record Date (as defined herein) of the outstanding shares of common stock, par value $1.00 per share, of AT Co. ("AT Co. Common Stock"); and

WHEREAS, the parties to this Agreement intend that the Contribution, together with the Debt Exchange (as defined herein), qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Distribution qualify as a distribution of Spinco stock to AT Co. stockholders pursuant to Section 355 of the Code, and that the Merger qualify as a tax-free reorganization under Section 368 of the Code, and that no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of AT Co., Spinco, the Company and their respective stockholders (except to the extent of cash received in lieu of fractional shares.).

NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Additional Spinco Indebtedness: as defined in Section 4.1(d) of this Agreement.

Affiliate: means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

Agent: the distribution agent to be appointed by AT Co. to distribute the shares of Spinco Common Stock pursuant to the Distribution.

Agreement: as defined in the preamble to this Agreement.

Asset: any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, including the following (in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person): (i) notes and accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker's acceptances, stock (including the capital stock or other equity securities in any Subsidiary), debentures, bonds, notes, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, investment contracts, letters of credit and performance and surety bonds, voting-trust certificates, puts, calls, straddles, options and other securities of any kind, and all loans, advances or other extensions of credit or capital contributions to any other Person; (iii) intangible property rights, inventions, discoveries, know-how, United States and foreign patents and patent applications, trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases (including Real Property Leases), contracts, licenses, permits, distribution arrangements, sales and purchase agreements, joint operating agreements, other agreements and business arrangements; (v) Owned Real Property; (vi) Leased Real Property, fixtures, trade fixtures, machinery, equipment (including oil and gas, transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind, including all antennas, apparatus, cables, electrical devices, fixtures, equipment, furniture, office equipment, broadcast towers, motor vehicles and other transportation equipment, special and general tools, test devices, transmitters and other tangible personal property; (viii) computers and other data processing equipment and software; (ix) raw materials, work-in-process, finished goods, consigned goods and other inventories; (x) prepayments or prepaid expenses; (xi) claims, causes of action, rights under express or implied warranties, rights of recovery and rights of setoff of any kind; (xii) the right to receive mail, payments on accounts receivable and other communications; (xiii) lists of customers, records pertaining to customers and accounts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records of every kind (whether in paper, microfilm, computer tape or disc, magnetic tape or any other form); (xiv) advertising materials and other printed or written materials; (xv) goodwill as a going concern and other intangible properties; (xvi) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; and (xvii) licenses and authorizations issued by any governmental authority. "Assets" shall not include any asset relating to Taxes, which shall be governed exclusively by Article VI of this Agreement, the Tax Sharing Agreement, and, to the extent applicable, the Merger Agreement or any asset relating to benefit plans, programs, agreements, and arrangements, which shall be governed exclusively by Article V of this Agreement, the Employee Benefits Agreement and, to the extent applicable, the Merger Agreement.

Asset Separation Process: as defined in Section 2.8 of this Agreement.

AT Co.: as defined in the preamble to this Agreement.

AT Co. Assets: collectively: (i) all of the right, title and interest of AT Co. and its Subsidiaries in all Assets held by them other than the Spinco Assets, (ii) the rights to use shared Assets as provided in Article II hereof, (iii) all other Assets of AT Co. and AT Co. Subsidiaries to the extent specifically assigned to or retained by any member of the AT Co. Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each AT Co. Subsidiary, (v) all rights of AT Co. under the Transaction Agreements and (vi) any additional Assets set forth on Section 1.1(a) of the Disclosure Letter.

AT Co. Business: all of the businesses and operations conducted by AT Co. and the AT Co. Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.

AT Co. Common Stock: as defined in the Recitals to this Agreement.

AT Co. Designees: as defined in Section 2.8 of this Agreement.

AT Co. Financial Instruments: all credit facilities, guaranties, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the AT Co. Business under which any member of the Spinco Group has any primary, secondary, contingent, joint, several or other Liability after the Distribution Date.

AT Co. Group: AT Co. and the AT Co. Subsidiaries.

AT Co. Indemnitees: AT Co., each Affiliate of AT Co. immediately after the Contribution and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

AT Co. Liabilities: collectively, (i) all Liabilities of AT Co. or any of the AT Co. Subsidiaries, including the Liabilities of AT Co. under the Transaction Agreements, in each case, other than the Spinco Liabilities, (ii) all Liabilities set forth on Section 1.1(b) of the Disclosure Letter and (iii) all expenses allocated to AT Co. on Section 12.2 of the Disclosure Letter.

AT Co. Subsidiaries: all direct and indirect Subsidiaries of AT Co. immediately after the Distribution Date.

AT Co. Trademarks: as defined in Section 8.7(c) of this Agreement.

AT Co./Spinco Designees: as defined in Section 2.8 of this Agreement.

AT Excess Expenses: as defined in Section 12.2 of this Agreement.

Business: the Spinco Business or the AT Co. Business, as the case may be.

Business Day: any day other than a Saturday, Sunday or a day on which banking institutions in the City of Little Rock, Arkansas or the City of New York, New York are authorized or obligated by law or executive order to close.

Cash and Cash Equivalents: as defined in Section 4.1(f) of this Agreement.

Claims Administration: the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

Claims Made Policies: as defined in Section 8.6(a) of this Agreement.

Closing Date: as defined in the Merger Agreement.

Closing Net Spinco Indebtedness: as defined in Section 4.1(a) of this Agreement.

Closing Spinco Balance Sheet: as defined in Section 4.1(a) of this Agreement.

Closing Statement: as defined in Section 4.1(a) of this Agreement.

Code: as defined in the Recitals to this Agreement.

Company: as defined in the Recitals to this Agreement.

Company Consent: the written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Company Designees: as defined in Section 2.8 of this Agreement.

Contribution: as defined in the Recitals to this Agreement.

Debt Exchange: as defined in Section 2.6(b) of this Agreement.

Delayed Transfer Assets: as defined in Section 2.5 of this Agreement.

Delayed Transfer Liabilities: as defined in Section 2.5 of this Agreement.

Disclosure Letter: the schedule prepared and delivered by AT Co. to Spinco as of the date of this Agreement.

Distribution: as defined in the Recitals to this Agreement.

Distribution Date: the date and time that the Distribution shall become effective.

Effective Time: as defined in the Merger Agreement.

Employee Benefits Agreement: the Employee Benefits Agreement to be entered into between AT Co. and Spinco, substantially in the form of Exhibit A hereto.

Final Adjustment Amount: as defined in Section 4.1(d) of this Agreement.

Final Closing Statement: as defined in Section 4.1(b) or 4.1(c) of this Agreement.

Final Net Spinco Indebtedness: as defined in Section 4.1(d) of this Agreement.

GAAP: as defined in Section 4.1(f) of this Agreement.

Governmental Authority: as defined in the Merger Agreement.

Group: the AT Co. Group or the Spinco Group, as the case may be.

Indebtedness: as defined in Section 4.1(f) of this Agreement.

Indemnifiable Losses: all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnitee, including any costs or expenses of enforcing any indemnity hereunder that are reasonably incurred and all Taxes resulting from indemnification payments hereunder.

Indemnifying Party: a Person that is obligated under this Agreement to provide indemnification.

Indemnitee: a Person that may seek indemnification under this Agreement.

Independent Accounting Firm: as defined in Section 4.1(f) of this Agreement.

Information: all records, books, contracts, instruments, computer data and other data and information.

Leased Real Property: all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

Liability or Liabilities: all debts, liabilities and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet. "Liabilities" shall not include any liabilities for or in respect of Taxes, which shall be governed solely by Article VI of this Agreement, the Tax Sharing Agreement, and, to the extent applicable, the Merger Agreement, or any liabilities for or in respect of any benefit plans, programs, agreements, and arrangements, which shall be governed exclusively by Article V of this Agreement, the Employee Benefits Agreement and, to the extent applicable, the Merger Agreement.

Litigation Matters: all pending or threatened litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, AT Co. and/or Spinco (or members of either Group).

Losses: as defined in the Merger Agreement.

Merger: as defined in the Recitals to this Agreement.

Merger Agreement: as defined in the Recitals to this Agreement.

Net Spinco Indebtedness: as defined in Section 4.1(f) of this Agreement.

Occurrence Basis Policies: as defined in Section 8.6(a) of this Agreement.

Owned Real Property: all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto that is owned.

Person or person: a natural person, corporation, company, partnership, limited partnership, limited liability company, or any other entity, including a Governmental Authority.

Policies: all insurance policies, insurance contracts and claim administration contracts of any kind of AT Co. and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder, but not including any insurance policies, insurance contracts or claim administration contracts subject to the provisions of the Employee Benefits Agreement.

Preliminary Restructuring: as defined in the Recitals to this Agreement.

Prime Rate: as defined in Section 4.1(e) of this Agreement.

Privileged Information: with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

Real Property Leases: all leases, subleases, concessions and other agreements (written or oral) pursuant to which any Leased Real Property is held, including the right to all security deposits and other amounts and instruments deposited thereunder.

Reclassification: as defined in Section 3.4 of this Agreement.

Record Date: the close of business on the date to be determined by the Board of Directors of AT Co. as the record date for determining stockholders of AT Co. entitled to receive the Distribution, which date shall be a business day preceding the day of the Effective Time.

Registration Statement: the Registration Statement on Form S-4 to be filed by the Company with the SEC to effect the registration under the Securities Act of the issuance of the shares of Company Common Stock (as defined in the Merger Agreement) into which shares of Spinco Common Stock will be converted pursuant to the Merger.

Representative: with respect to any Person, any of such Person's directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

SEC: the U.S. Securities and Exchange Commission.

Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

Sell-off Period: as defined in Section 8.7(c) of this Agreement.

Senior Debt Commitment Letter: means the commitment letter attached hereto as Exhibit B.

Shared Assets Agreement: has the meaning set forth in Section 2.1(b) of this Agreement.

Shared Contracts Agreement: has the meaning set forth in Section 2.1(c) of this Agreement.

Special Dividend: a dividend in an amount to be set forth in a certificate delivered by AT Co. to Spinco, with a copy to the Company, no later than thirty (30) days prior to the Distribution Date, which amount shall not exceed AT Co.'s tax basis in Spinco, and which will be declared and paid by Spinco to AT Co. in cash prior to the Distribution.

Special Dividend Record Date: as defined in Section 2.6(a) of this Agreement.

Spinco: as defined in the preamble to this Agreement; provided that with respect to any period following the Effective Time, all references to Spinco herein shall be deemed to be references to the Surviving Corporation.

Spinco Assets: collectively, (i) all of the right, title and interest of AT Co. and its Subsidiaries in all Assets that are primarily used or held for use in, or primarily relating to or arising from, the Spinco Business, including those set forth on the Spinco Audited Balance Sheet and those acquired by Spinco, any Spinco Subsidiary, AT Co. or any AT Co. Subsidiary after the date of the Spinco Audited Balance Sheet, (ii) the rights to use shared Assets as provided in Article II hereof, (iii) all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to or retained by any member of the Spinco Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each Spinco Subsidiary, (v) all rights of Spinco under the Transaction Agreements, and (vi) any additional Assets set forth on Section 1.1(c) of the Disclosure Letter.

Spinco Audited Balance Sheet: as defined in Section 4.1(f) of this Agreement.

Spinco Business: the business conducted by AT Co. and its Subsidiaries engaged in the operation of AT Co.'s wireline telecommunications business, including AT Co.'s ILEC, CLEC and internet access operations, related marketing and sales operations, and other operations comprising what is referred to in AT Co.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as the Wireline Segment of AT Co., as well as all of AT Co.'s directory publishing operations, telecommunication information services operations, product distribution operations (other than any such operations supporting AT Co.'s wireless telecommunications business, as set forth on Schedule 1.1 hereof), network management services operations, and wireline long-distance services operations (other than the fiber backbone supporting those operations and the revenues attributable to AT Co.'s wireless telecommunications business as a result of its use of the fiber backbone), but excluding, for the avoidance of doubt, all other businesses conducted by AT Co. and its Subsidiaries.

Spinco Credit Agreement: means the definitive loan agreement with respect to the senior credit facility of Spinco containing substantially the terms contemplated by the Senior Debt Commitment Letter.

Spinco Common Stock: as defined in the Recitals to this Agreement.

Spinco Designees: as defined in Section 2.8 of this Agreement.

Spinco Exchange Notes and Spinco Notes: means the notes to be issued by Spinco, as detailed in Section 2.6 hereof.

Spinco Financial Instruments: all credit facilities, guaranties, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Spinco Business under which any member of the AT Co. Group has any primary, secondary, contingent, joint, several or other Liability after the Distribution Date.

Spinco Financing: as defined in Section 2.6(c) of this Agreement.

Spinco Group: Spinco and the Spinco Subsidiaries.

Spinco Indemnitees: Spinco, the Company, each Affiliate of Spinco and the Company immediately after the Contribution and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

Spinco Liabilities: collectively: (i) all Liabilities of AT Co. or any of its Subsidiaries (including Spinco and the Spinco Subsidiaries) primarily relating to or arising from the Spinco Business, including the Liabilities set forth on the Spinco Audited Balance Sheet or arising after the date thereof and the Liabilities of Spinco under the Transaction Agreements and (ii) all Liabilities set forth on Section 1.1(d) of the Disclosure Letter.

Spinco Notes Offering: means the sale of Spinco Notes as part of the Spinco Financing, if applicable, and the distribution of Spinco Exchange Notes to AT Co. for purposes of effecting the Debt Exchange.

Spinco Subsidiaries: all direct and indirect Subsidiaries of Spinco immediately after the Contribution.

Steering Committee: as defined in Section 2.8 of this Agreement.

Subsidiary: as defined in the Merger Agreement.

Surviving Corporation: as defined in the Merger Agreement.

Target Net Spinco Indebtedness: as defined in Section 4.1(d) of this Agreement.

Taxes: as defined in the Merger Agreement.

Tax Sharing Agreement: the Tax Sharing Agreement to be entered into between AT Co. and its Affiliates and Spinco and its Affiliates, substantially in the form of Exhibit C hereto.

Third-Party Claim: any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

Transaction Agreements: this Agreement, the Employee Benefits Agreement, the Merger Agreement, the Tax Sharing Agreement, the Shared Assets Agreement, the Shared Contracts Agreement, and the Transition Services Agreement.

Transition Services Agreement: the Transition Services Agreement to be entered into by and between AT Co. and Spinco, substantially on the terms set forth in Exhibit D hereto.

Wireline Subsidiaries: as defined in Section 2.1(a) of this Agreement.

Section 1.2  References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II
PRELIMINARY TRANSACTIONS

Section 2.1  Business Separation.

(a)  On or prior to the Distribution Date, AT Co. shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Spinco or one or more Spinco Subsidiaries designated by Spinco of (i) all of the stock of Subsidiaries of AT Co. that hold primarily Spinco Assets (the "Wireline Subsidiaries") (which such Subsidiaries are set forth on Schedule 2.1(a) hereof); provided that any AT Co. Assets or AT Co. Liabilities held by any such Wireline Subsidiary shall be transferred from such Wireline Subsidiary to AT Co. or an AT Co. Subsidiary prior to the Distribution Date, (ii) all of the Spinco Assets held by AT Co. or a subsidiary of AT Co. that are not transferred as a result of the transfer of a Wireline Subsidiary to Spinco and (iii) all Spinco Liabilities held by AT Co. or a subsidiary of AT Co. that are not transferred as a result of the transfer of a Wireline Subsidiary to Spinco. Spinco shall assume or cause to be assumed, and thereafter timely pay, perform and discharge, or cause to be paid, performed and discharged, all of the Spinco Liabilities.

(b)  The separation of the AT Co. Assets and the Spinco Assets, as contemplated by this Agreement shall be effected in a manner that does not unreasonably disrupt either the AT Co. Business or the Spinco Business. Notwithstanding the foregoing, AT Co. and Spinco agree, and agree to cause their respective Subsidiaries, to use their reasonable best efforts to obtain, before the Distribution Date, any consent, approval or waiver from, and to satisfy any notification requirements to, any Governmental Authority or other third party. Prior to the Distribution Date, AT Co. and Spinco shall use their reasonable best efforts to identify all Assets that cannot be separated in a commercially reasonable manner, and Spinco and AT Co. will enter into appropriate arrangements regarding such shared Assets (the "Shared Assets Agreement"), including the costs related to the use of such shared Assets.

(c)  Prior to the Contribution, AT Co. and Spinco will use their respective reasonable best efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among AT Co., Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Contribution, the Distribution and the Merger) that either (i) relate to the AT Co. Business but relate primarily to the Spinco Business or (ii) relate solely to the Spinco Business, but, by their terms, contain provisions relating to a member of the AT Co. Group, so that, after the Contribution, such contractual arrangements (x) will relate solely to the Spinco Business and (y) will eliminate any provisions relating to a member of the AT Co. Group and, in either event, will inure to the benefit of the Spinco Group on substantially the same economic terms as such arrangements exist as of the date hereof. Prior to the Contribution, AT Co. and Spinco will use their respective reasonable best efforts to amend, in form and substance reasonably satisfactory to the Company, all contractual arrangements between or among AT Co., Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Contribution, the Distribution and the Merger) that either (i) relate to the Spinco Business but relate primarily to the AT Co. Business or (ii) relate solely to the AT Co. Business, but, by their terms, contain provisions relating to a member of the Spinco Group, so that, after the Contribution, such contractual arrangements (x) will relate solely to the AT Co. Business and (y) will eliminate any provisions relating to a member of the Spinco Group and, in either event, will inure to the benefit of the AT Co. Group on substantially the same economic terms as such arrangements exist as of the date hereof. If, in any case, such amendment cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect the rights of AT Co. or Spinco thereunder, AT Co. and Spinco will cooperate in negotiating a mutually agreeable arrangement with respect to such contractual arrangements (the "Shared Contracts Agreement"), in form and substance reasonably satisfactory to the Company, under which AT Co. or Spinco, as applicable, will obtain the benefits and assume the obligations thereunder. Notwithstanding the foregoing, no action will be required of AT Co. or Spinco that would cause the representation contained in Section 2.1(d) below to be breached.

(d)  AT Co. hereby represents and warrants to Spinco that immediately following the Contribution, the Assets of Spinco and the Spinco Subsidiaries, taken together with the services available from AT Co. pursuant to the Transition Services Agreement, the Shared Assets Agreement and the Shared Contracts Agreement, will constitute all of the Assets primarily used in or necessary for, and will be sufficient for the operation of, the Spinco Business in all material respects as currently conducted and as proposed to be conducted on the date the Contribution is consummated. The representations and warranties of AT Co. set forth in this Section 2.1(d) will survive the execution and delivery of this Agreement and the Distribution Date and will continue in full force and effect for two years following the Distribution Date.

(e)  From the date hereof until the Effective Time, AT Co. shall be entitled to use, retain or otherwise dispose of all cash generated by the Spinco Business and the Spinco Assets in accordance with the ordinary course operation of AT Co.'s cash management system.

(f)  Except as otherwise specifically set forth herein, the rights and obligations of the parties with respect to Taxes shall be governed exclusively by Article VI of this Agreement, the Tax Sharing Agreement and to the extent applicable, the Merger Agreement. Accordingly, Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Section 2.1. In addition, except as otherwise specifically set forth herein, the rights and obligations of the parties with respect to benefit plans, programs, agreements and arrangements shall be governed exclusively by Article V of this Agreement, the Employee Benefits Agreement and to the extent applicable, the Merger Agreement. Accordingly, assets and liabilities relating to any benefit plans, programs, agreements and arrangements shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Section 2.1.

Section 2.2  Conveyancing and Assumption Agreements. In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by this Article II, AT Co. and Spinco shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments in such forms as shall be reasonably acceptable to AT Co., Spinco and the Company.

Section 2.3  Certain Resignations. At or prior to the Distribution Date, AT Co. shall cause each employee and director of AT Co. and its Subsidiaries who will not be employed by Spinco or a Spinco Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Subsidiary on which they serve, and from all positions as officers of Spinco or any Spinco Subsidiary in which they serve. Spinco will cause each employee and director of Spinco and its Subsidiaries who will not be employed by AT Co. or an AT Co. Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of AT Co. or any AT Co. Subsidiary on which they serve, and from all positions as officers of AT Co. or any AT Co. Subsidiary in which they serve.

Section 2.4  Other Agreements. Each of AT Co. and Spinco shall, prior to the Distribution Date, enter into, or cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements.

Section 2.5  Transfers Not Effected Prior to the Distribution; Transfers Deemed Effective as of the Distribution Date. Subject to Section 2.1(d), to the extent that any transfers of Assets or Liabilities contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate and use reasonable best efforts to effect the transfer of such Assets ("Delayed Transfer Assets") and such Liabilities ("Delayed Transfer Liabilities") as promptly following the Distribution Date as shall be practicable. On the Closing Date, AT Co. shall use its reasonable best efforts to deliver to Spinco a schedule setting forth all material Delayed Transfer Assets and Delayed Transfer Liabilities existing as of the Closing Date. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed until such time as all legal impediments to such transfer or assumption have been removed; provided, however, that AT Co. and Spinco shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any necessary consents or approvals for the transfer of all Assets and the assumption of all Liabilities contemplated to be transferred or assumed pursuant to this Article II. In the event that any such transfer of Assets or assumption of Liabilities has not been consummated, effective on or before the Distribution Date, the party retaining such Asset or Liability shall thereafter hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other action as may be reasonably requested by the party to which such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably practicable, in substantially the same position as would have existed had such Asset or Liability been transferred or assumed as contemplated hereby. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption automatically and without any further action shall be effected forthwith. Subject to the foregoing, the parties agree that, as of the Distribution Date (or such earlier time as any such Asset may have been assigned or Liability assumed), each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

Section 2.6   Special Dividend; Spinco Financing; Debt Exchange.

(a)  The Spinco Board will establish a special dividend record date (the "Special Dividend Record Date") and will authorize Spinco to pay out of funds legally available therefor the Special Dividend immediately prior to the Distribution Date to AT Co., as the holder of record of Spinco Common Stock as of the Special Dividend Record Date.

(b)  Prior to the Distribution Date, AT Co. shall enter into all necessary or appropriate arrangements regarding (i) the exchange of outstanding AT Co. short-term debt obligations (the "AT Co. Notes") having an aggregate fair market value as of the date of the Debt Exchange equal to the net proceeds of the Spinco Exchange Notes or (ii) other transfer of the Spinco Exchange Notes to the creditors of AT Co. (the "Debt Exchange"). The principal amount of the Spinco Exchange Notes will be an amount equal to (x) $3.965 billion less (y) the amount of the Special Dividend, with the precise aggregate principal amount of the Spinco Exchange Notes to be exchanged or transferred in the Debt Exchange to be set forth on a certificate to be delivered by AT Co. to Spinco, with a copy to the Company, no later than thirty (30) days prior to the Distribution Date.

(c)  At or prior to the Distribution Date, Spinco will (i) enter into the Spinco Credit Agreement and consummate the Spinco Notes Offering, pursuant to which Spinco will borrow up to $3.965 billion in the aggregate (the "Spinco Financing"), and use such proceeds to pay the Special Dividend and (ii) distribute Spinco Exchange Notes to AT Co., which AT Co. intends to exchange for outstanding AT Co. Notes or otherwise transfer in the Debt Exchange.

(d)  Notwithstanding the provisions of Sections 2.6(b) and 2.6(c), the amounts of indebtedness set forth in this Section 2.6 are approximations based on facts and circumstances existing on the date hereof and are subject to change prior to the Distribution Date, it being understood that such amounts will at all times remain subject to the provisions of Section 4.1 hereof.

(e)  AT Co. and Spinco shall use their respective reasonable best efforts to cause the Spinco Financing and the Debt Exchange to be consummated. Without limiting the generality of the foregoing, each of AT Co. and Spinco shall use its reasonable best efforts to cause their respective employees, accountants, counsel and other representatives to reasonably cooperate with each other in carrying out the transactions contemplated by the Spinco Financing and the Debt Exchange and in delivering all documents and instruments deemed reasonably necessary by AT Co. or Spinco (including providing standard accountants’ "comfort" letters and legal opinions and otherwise cooperating and assisting in satisfying the conditions to the Spinco Financing and the Debt Exchange and assisting with the syndication or marketing of the Spinco Credit Agreement and the consummation of the Spinco Notes Offering including, by (i) providing direct contact between prospective lenders and the officers and directors of each of AT Co. and Spinco, (ii) providing assistance in preparation of confidential information memoranda and other materials to be used in connection with consummating the Spinco Financing and the Debt Exchange, (iii) disclosing the Debt Exchange and Spinco Financing, as required under the Securities Act, in the Registration Statement and any other filings to be made with the SEC, and (iv) entering into such agreements and other arrangements as are reasonably required to effectuate any arrangements made by AT Co. with respect to the exchange of Spinco Notes for AT Co. Notes in connection with the Debt Exchange, and (v) taking all other actions reasonably necessary in connection with the Spinco Financing and the Debt Exchange). Each of AT Co. and Spinco shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the Spinco Financing and the Debt Exchange and shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the Spinco Financing and the Debt Exchange and the transactions contemplated hereby.

Section 2.7  Financial Instruments.

(a)  Spinco will, at its expense, take or cause to be taken all actions, and enter into (or cause the Spinco Subsidiaries to enter into) such agreements and arrangements, as shall be reasonably necessary to effect the

(b)  release of and substitution for each member of the AT Co. Group, as of the Distribution Date, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Spinco Financial Instruments to the extent related to the Spinco Group or the Spinco Business (it being understood that all such Liabilities in respect of Spinco Financial Instruments are Spinco Liabilities).

(c)  AT Co. will, at its expense, take or cause to be taken all actions, and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for each member of the Spinco Group, as of the Distribution Date, from all primary, secondary, contingent, joint, several and other Liabilities, if any, in respect of AT Co. Financial Instruments to the extent related to the AT Co. Group or the AT Co. Business (it being understood that all such Liabilities in respect of AT Co. Financial Instruments are AT Co. Liabilities).

(d)  The parties' obligations under this Section 2.7 will continue to be applicable to all Spinco Financial Instruments and AT Co. Financial Instruments identified at any time by AT Co. or Spinco, whether before, at or after the Distribution Date.

Section 2.8  Coordination of Asset Separation Transactions.  As promptly as practicable after the date hereof, AT Co. and Spinco shall establish a steering committee (the "Steering Committee") for the purpose of (i) overseeing the process of separating Spinco Assets from AT Co. Assets, (ii) reviewing the form, terms and provisions of each agreement necessary for the Preliminary Restructuring and the Contribution to the extent not finalized at or prior to the date hereof, (iii) reviewing any proposed amendments to any such document that has previously been finalized, (iv) implementing the specific terms of each of the Transaction Agreements, including the Employee Benefits Agreement and (v) overseeing the implementation of the Spinco Financing (collectively, the "Asset Separation Process"). The Steering Committee shall be comprised of up to two (2) designees selected by AT Co. (the "AT Co. Designees"), up to two (2) designees selected by Spinco (the "Spinco Designees" and, collectively with the AT Co. Designees, the "AT Co./Spinco Designees") and up to two (2) designees selected by the Company, who shall be reasonably acceptable to AT Co. and Spinco (the "Company Designees"). All material decisions with respect to the Asset Separation Process, including the terms of any breakage or termination fees payable by AT Co. or Spinco, any consent payments or similar arrangements required in connection with the Asset Separation Process and the terms of any material contract, agreement, arrangement or understanding to be entered into with any third party in connection therewith, shall be subject to the review of the Steering Committee. In the event either Company Designee in good faith asserts that any contract, agreement, arrangement or understanding to be entered into between AT Co. and Spinco, which by its terms will continue after the Distribution Date, would, individually or in the aggregate, materially and adversely affect the economic benefits as a whole to be derived by the Company from the Merger, the execution of such contract, agreement, arrangement or understanding shall require a Company Consent.

ARTICLE III
THE DISTRIBUTION

Section 3.1  Record Date and Distribution Date. Subject to the satisfaction, or to the extent permitted by applicable Law, waiver, of the conditions set forth in Section 11.1, the Board of Directors of AT Co., consistent with the Merger Agreement and Delaware law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution.

Section 3.2  Spinco Reclassification. Immediately prior to the Distribution Date, AT Co. and Spinco shall take all actions necessary to issue to AT Co. such number of shares of Spinco Common Stock, including, if applicable, by reclassifying the outstanding shares of Spinco Common Stock or by declaring a dividend payable to AT Co. in shares of Spinco Common Stock (the "Reclassification"), for the purpose of increasing the outstanding shares of Spinco Common Stock such that, immediately prior to the Distribution Date, Spinco will have an aggregate number of shares of Spinco Common Stock to be determined by AT Co. and Spinco prior to the Distribution Date, all of which will be held by AT Co.

Section 3.3  Net Spinco Indebtedness. Immediately prior to the Effective Time, after giving effect to the Contribution and the other transactions contemplated hereby other than the Merger and the refinancing of the Company indebtedness, Spinco shall have Net Spinco Indebtedness (as defined below) of not more than the Target Net Spinco Indebtedness (as defined below).

Section 3.4  The Agent. Prior to the Distribution Date, AT Co. shall enter into an agreement with the Agent on terms reasonably satisfactory to Spinco providing for, among other things, the distribution to the holders of AT Co. Common Stock in accordance with this Article III of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution will be converted pursuant to the Merger.

Section 3.5  Delivery of Shares to the Agent. At or prior to the Distribution Date, AT Co. shall authorize the book-entry transfer by the Agent of all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution. After the Distribution Date, upon the request of the Agent, Spinco shall provide all book-entry transfer authorizations that the Agent shall require in order to effect the distribution of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution will be converted pursuant to the Merger.

Section 3.6  The Distribution. Upon the terms and subject to the conditions of this Agreement, following consummation of the Reclassification, AT Co. shall declare and pay the Distribution of all of the shares of Spinco Common Stock held by AT Co. At the Effective Time (as defined in the Merger Agreement), all such shares of Spinco Common Stock shall be converted into the right to receive shares of Company Common Stock pursuant to, and in accordance with the terms of, the Merger Agreement, immediately following which the Agent shall distribute by book-entry transfer in respect of the outstanding shares of AT Co. Common Stock held by holders of record of AT Co. Common Stock on the Record Date, all of the shares of Company Common Stock into which the shares of Spinco Common Stock that would otherwise be distributed in the Distribution have been converted pursuant to the Merger. The Agent shall make cash payments in lieu of any fractional shares resulting from the conversion of Spinco Common Stock into Company Common Stock in the Merger pursuant to the terms of the Merger Agreement.

ARTICLE IV
NET DEBT ADJUSTMENT

Section 4.1  Post-Closing Adjustment to Net Spinco Indebtedness.

(a)  Within ninety (90) days after the Closing Date (as defined in the Merger Agreement), the Surviving Corporation (as defined in the Merger Agreement) shall cause to be prepared and delivered to AT Co. (i) a combined balance sheet of Spinco and the Spinco Subsidiaries as of 12:01 a.m. on the Distribution Date (the "Closing Spinco Balance Sheet") and (ii) a statement derived from the Closing Spinco Balance Sheet and prepared in accordance with this Section 4.1 (the "Closing Statement"), setting forth the Net Spinco Indebtedness (as defined below) as of 12:01 a.m. on the Distribution Date (the "Closing Net Spinco Indebtedness"), including reasonable detail regarding the calculation thereof. The Closing Spinco Balance Sheet shall be prepared in accordance with GAAP, consistently applied, utilizing the same methodology and adjustments as were utilized in preparing the Spinco Audited Balance Sheet, and the Closing Statement shall be derived from the Closing Spinco Balance Sheet.

(b)  Following the Distribution Date, each of AT Co. and Spinco shall give the other party and any representatives of such other party access at all reasonable times to the properties, books, records, working papers and personnel of the Spinco Business to the extent required to prepare and review the Closing Spinco Balance Sheet and the Closing Statement. AT Co. shall have thirty (30) days following delivery of the Closing Spinco Balance Sheet and the Closing Statement during which to notify the Surviving Corporation of any dispute of any item contained in the Closing Statement, which notice shall (i) set forth in reasonable detail the nature and amount of any such dispute and (ii) include only disputes based on mathematical errors or the calculation of amounts not in accordance with the procedures set forth in this Section 4.1. If AT Co. fails to notify the Surviving Corporation of any such dispute within such thirty (30) day period, or if the dispute involves amounts less than $5 million in the aggregate, the Closing Statement delivered to AT Co. shall be deemed to be the "Final Closing Statement," final, conclusive and binding on the parties hereto. In the event that AT Co. shall so notify the Surviving Corporation of a dispute, AT Co. and the Surviving Corporation shall cooperate in good faith to resolve such dispute as promptly as possible.

(c)  If AT Co. and the Surviving Corporation do not resolve any such disputed item within thirty (30) days of the delivery of such notice, such disputed item shall be resolved by the Independent Accounting Firm (as defined below). In connection therewith, the Independent Accounting Firm shall address only items disputed by the parties and may not assign an amount to any disputed item greater than the greatest amount for such item that is claimed by a party or less than the smallest amount for such item that is claimed by a party. The Independent Accounting Firm shall make its determination with respect to any such disputed item as promptly as practicable and such determination shall be final, conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction and may be entered as a judgment in any such court. Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally between AT Co. and the Surviving Corporation. The Closing Statement, as modified by resolution of any disputed items between AT Co. and Spinco or by the Independent Accounting Firm, shall be the "Final Closing Statement," final, conclusive and binding on the parties hereto.

(d)  Provided that the Spinco Financing has been consummated, if the amount of the Net Spinco Indebtedness, as set forth in the Final Closing Statement (the "Final Net Spinco Indebtedness"), exceeds the sum of (x) $4.2 billion plus (y) the principal amount of any additional Indebtedness (the "Additional Spinco Indebtedness") incurred in respect of the fees and expenses related to the Spinco Notes (the sum of clause (x) plus clause (y) being referred to herein as "Target Net Spinco Indebtedness"), AT Co. shall pay to Spinco an amount equal to such excess and if the amount of the Final Net Spinco Indebtedness is less than the amount of the Target Net Spinco Indebtedness, Spinco shall pay to AT Co. an amount equal to such deficit (such payment amount being referred to herein as the "Final Adjustment Amount").

(e)  Any payment to be made by AT Co. or the Surviving Corporation, as the case may be, in respect of the Final Adjustment Amount pursuant to Section 4.1(d) hereof shall be made by wire transfer of immediately available funds within five (5) Business Days after the date upon which the Closing Statement becomes the Final Closing Statement (either upon mutual agreement pursuant to Section 4.1(a) or by resolution of any dispute with respect to the Statement in accordance with Sections 4.1(b) and/or 4.1(c)) in an amount determined pursuant to Section 4.1(d) hereof, together with interest thereon from the Distribution Date through the date such payment is made, at the prime lending rate as reported as of the date of such payment by The Wall Street Journal (the "Prime Rate"). Notwithstanding the foregoing, in the event that the aggregate amount required to be paid by the Surviving Corporation to AT Co. pursuant to Section 4.1(d) exceeds $50 million, then the Surviving Corporation (i) shall pay $50 million of such amount to AT Co. in cash as provided in the immediately preceding sentence and (ii) shall pay the remaining amount due through the issuance of a promissory note having a maturity of not more than ninety (90) days and bearing interest at the Prime Rate, or through any combination of the foregoing.

(f)  As used herein, the following terms shall have the following meanings: (i) "Net Spinco Indebtedness" shall mean (A) the aggregate amount of Indebtedness (as defined below) of Spinco and its Subsidiaries immediately prior to the Distribution Date which shall remain an obligation of Spinco or any of the Spinco Subsidiaries following the Distribution Date minus (B) the aggregate amount of Cash and Cash Equivalents (as defined below) of Spinco and the Spinco Subsidiaries as of the Distribution Date. The Net Spinco Indebtedness shall be calculated in good faith in accordance with GAAP, consistently applied, utilizing the same methodology and adjustments as were used in preparing the Spinco Audited Balance Sheet; (ii) "Indebtedness" of any Person (as defined in the Merger Agreement) at any date shall mean (x) any obligation of such Person (A) with respect to indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, including all accrued and unpaid interest, premiums, penalties and fees thereon (other than accounts payable, accrued expenses (including book overdrafts) and other current liabilities arising in the ordinary course of business), (B) evidenced by a note, bond, debenture or similar instrument (including a purchase money obligation) or (iii) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (y) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (x); and (z) all obligations to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument; (iii) "Cash and Cash Equivalents" shall mean all cash, cash equivalents, including certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof, marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or an agency thereof, and investments in money market funds with assets of $5,000,000 or greater, and other liquid investments, including all deposited but uncleared bank deposits; (iv) "Spinco Audited Balance Sheet" shall mean the audited combined balance sheet of Spinco and the Spinco Subsidiaries as of December 31, 2004; (v) "GAAP" shall mean United States generally accepted accounting principles; and (vi) "Independent Accounting Firm" shall mean an internationally recognized accounting firm mutually selected and agreed upon by AT Co. and Spinco.

ARTICLE V
EMPLOYEE BENEFIT MATTERS

Section 5.1  Employee Benefit Matters. Subject to the terms and conditions set forth herein at or prior to the Distribution Date, AT Co. and Spinco shall each execute and deliver the Employee Benefits Agreement, substantially in the form of Exhibit A hereto.

ARTICLE VI
TAX SHARING

Section 6.1  Tax Sharing. Subject to the terms and conditions set forth herein at or prior to the Distribution Date, AT Co. and Spinco shall each execute and deliver the Tax Sharing Agreement, substantially in the form of Exhibit C hereto.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

Section 7.1  Survival of Agreements. Except as otherwise provided herein with respect to any specific representation, warranty or covenant, all representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date for a period of two (2) years. For the avoidance of doubt, this Section 7.1 shall in no event alter or otherwise affect the operation of Section 12.1 of the Merger Agreement.

Section 7.2  Mutual Release. Effective as of the Distribution Date and except as otherwise specifically set forth in the Transaction Agreements, each of AT Co., on behalf of itself and each of the AT Co. Subsidiaries, on the one hand, and Spinco, on behalf of itself and each of the Spinco Subsidiaries, on the other hand, hereby releases and forever discharges the other party and its Subsidiaries, and its and their respective officers, directors, managers or other persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which exist or arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Distribution Date whether or not known on the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under the Merger Agreement or the other Transaction Agreements or any Contracts (as defined therein) contemplated thereby, or assumed, transferred, assigned, allocated or arising under any of the Merger Agreement or the other Transaction Agreements or any Contract contemplated thereby (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to the Merger Agreement or any other Transaction Agreement or any Contract contemplated thereby for claims brought against the parties by third Persons or any Indemnitee), and the foregoing release will not affect any party's right to enforce the Merger Agreement or the other Transaction Agreements or the Contracts contemplated thereby in accordance with their terms or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.2 (provided, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any such Person with respect to any Liability to the extent such Person would be released with respect to such Liability by this Section 7.2 but for this clause (ii)). Each party to this Agreement agrees, for itself and each member of its Group, not to make any claim or demand or commence any action or assert any claim against any member of the other Party's Group with respect to the Liabilities released pursuant to this Section 7.2.

Section 7.3  Indemnification.

(a)  Except as specifically otherwise provided in the other Transaction Agreements, Spinco shall indemnify, defend and hold harmless the AT Co. Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the Spinco Group (i) to pay or satisfy any Spinco Liabilities (including the Spinco Group's Delayed Liabilities), or (ii) to perform any of its obligations under this Agreement.

(b)  Except as specifically otherwise provided in the other Transaction Agreements, AT Co. shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses arising out of or due to the failure of any member of the AT Co. Group (i) to pay or satisfy any AT Co. Liabilities (including the AT Co. Group's Delayed Liabilities), (ii) to transfer to Spinco or any member of the Spinco Group all of the Spinco Assets transferred or to be transferred to Spinco or the Spinco Group pursuant to Article II hereof, or (iii) to perform any of its obligations under this Agreement.

(c)  Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the AT Co. Group and any member of the Spinco Group for the provision after the Distribution Date of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.

(d)  Indemnification for matters subject to the Tax Sharing Agreement is governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article VII and indemnification for matters subject to the Merger Agreement is governed by the terms, provisions and procedures of the Merger Agreement and not by this Article VII.

Section 7.4  Procedures for Indemnification for Third-Party Claims.

(a)  AT Co. shall, and shall cause the other AT Co. Indemnitees to, notify Spinco in writing promptly after learning of any Third-Party Claim for which any AT Co. Indemnitee intends to seek indemnification from Spinco under this Agreement. Spinco shall, and shall cause the other Spinco Indemnitees to, notify AT Co. in writing promptly after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from AT Co. under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article VII except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.

(b)  Except as otherwise provided in paragraph (c) of this Section 7.3, an Indemnifying Party may, by notice to the Indemnitee and to AT Co., if Spinco is the Indemnifying Party, or to the Indemnitee and Spinco, if AT Co. is the Indemnifying Party, within 30 days after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party's own expense and by counsel reasonably satisfactory to the Indemnitee. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of AT Co., if the Indemnitee is an AT Co. Indemnitee, or the Indemnitee and of Spinco, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

(c)  If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one counsel (in addition to local counsel, if any) reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.

(d)  In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances.

(e)  If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

Section 7.5  Reductions for Insurance Proceeds, Tax Benefits and Other Recoveries. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article VII shall be reduced (retroactively or prospectively) by (i) any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses (net of all costs of recovery, including deductibles, co-payments or other payment obligations) and (ii) any tax benefit actually realized by the Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss or the availability of potential tax benefits shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. The Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party. Any tax benefit actually received by an Indemnified Party shall be paid over to the Indemnifying Party to the extent such tax benefit relates to an Indemnifiable Loss for which indemnification has already been received. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds, tax benefits or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

Section 7.6  Consequential Damages. In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise.

Section 7.7  Survival of Indemnities. Except as otherwise provided herein with respect to any specific covenant or obligation, for a period of two (2) years from and after the Distribution Date, the obligations of each of AT Co. and Spinco under this Article VII shall survive the sale or other transfer by it of any of its Assets or Business or the assignment by it of any of its Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, Business or Liabilities.

ARTICLE VIII
CERTAIN ADDITIONAL COVENANTS

Section 8.1  Notices to Third Parties. In addition to the actions described in Section 8.2, the members of the AT Co. Group and the members of the Spinco Group shall use reasonable best efforts to make all other filings and give notice to and obtain consents from all third parties that may be required to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 8.2  Licenses and Permits. Each party hereto shall cause the appropriate members of its Group to prepare and file with the appropriate licensing and permitting authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, to its Group of all material governmental licenses and permits required for the members of its Group to operate its Business after the Distribution Date. The members of the Spinco Group and the members of the AT Co. Group shall cooperate and use all commercially reasonable efforts to secure the transfer or issuance of such licenses and permits.

Section 8.3  Intercompany Agreements; Intercompany Accounts.

(a)  Except as set forth on Section 8.3 of the Disclosure Letter or specifically provided herein or in the other Transaction Agreements, all material contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the AT Co. Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date, shall terminate as of the close of business on the day prior to the Distribution Date. No such terminated contract, license, agreement, commitment or other arrangement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties shall be released from all obligations thereunder. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements or as may be agreed to at arms' length after the Distribution Date.

(b)  Effective immediately prior to the Distribution Date, all intercompany cash management loan balances between AT Co. and the AT Co. Subsidiaries, on one hand, and Spinco and the Spinco Subsidiaries, on the other hand, shall be canceled.

Section 8.4  Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.

Section 8.5  Guarantee Obligations and Liens.

(a)  AT Co. and Spinco shall cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause a member of the Spinco Group to be substituted in all respects for any member of the AT Co. Group in respect of, all obligations of any member of the AT Co. Group under any Spinco Liabilities for which such member of the AT Co. Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) terminate, or to cause Spinco Assets to be substituted in all respects for any AT Co. Assets in respect of, any liens or encumbrances on AT Co. Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) Spinco shall indemnify and hold harmless the AT Co. Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of AT Co., from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the AT Co. Group is or may be liable or for which any AT Co. Asset is or may be encumbered unless all obligations of the AT Co. Group and all liens and encumbrances on any AT Co. Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to AT Co.

(b)  AT Co. and Spinco shall cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause a member of the AT Co. Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any AT Co. Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) terminate, or to cause AT Co. Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any AT Co. Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) AT Co. shall indemnify and hold harmless the Spinco Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Spinco, from and after the Distribution Date, AT Co. shall not, and shall not permit any member of the AT Co. Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

Section 8.6  Insurance.

(a)  Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) Spinco may assert claims, and AT Co. will use its reasonable best efforts to assist Spinco in asserting claims, for any loss, liability or damage with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Spinco may continue to prosecute, and AT Co. will use reasonable best efforts to assist Spinco to continue to prosecute, claims with respect to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Distribution Date under Policies with third-party insurers which are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of both clauses (i) and (ii) above, (A) all of AT Co.’s and each AT Co. Subsidiary’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco, (B) AT Co. and the AT Co. Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary (other than as set forth in Section 8.6(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy. AT Co.’s obligation to use its reasonable best efforts to assist Spinco in asserting claims under applicable Policies will include using reasonable best efforts in assisting Spinco to establish its right to coverage under such Policies (so long as all of AT Co.’s reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by Spinco). In the event that the terms and conditions of any Policy do not allow Spinco the right to assert or prosecute a claim as set forth in clause (i) or (ii) above, then in such case, AT Co. shall use its reasonable best efforts to pursue such claim under such Policy and Spinco shall promptly pay all of AT Co.’s and each AT Co. Subsidiary’s reasonable costs and expenses incurred in connection therewith.

(b)  Assistance by AT Co. AT Co. will use reasonable best efforts to assist Spinco in connection with any efforts by Spinco to recover damages under any Policy with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided, that all of AT Co.’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco.

(c)  AT Co. Actions. In the event that after the Distribution Date, AT Co. or any AT Co. Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Spinco has rights to assert claims pursuant to Section 8.6(a) in a manner that would adversely affect any such rights of Spinco (i) AT Co. will give Spinco prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of AT Co.) and (ii) AT Co. will pay to Spinco its equitable share (which shall be determined by AT Co. in good faith based on the amount of premiums paid or allocated to the Spinco business in respect of the applicable Policy) of any net proceeds actually received by AT Co. from the insurer under the applicable Policy as a result of such action by AT Co. (after deducting AT Co.’s reasonable costs and expenses incurred in connection with such action).

(d)  Administration. From and after the Distribution Date:

(i)  AT Co. or an AT Co. Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of AT Co. and the AT Co. Subsidiaries under the Policies; and

(ii)  Spinco or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Spinco and the Spinco Subsidiaries under the Policies.

(e)  Insurance Premiums. Subject to clause (B) of the proviso to Section 8.6(a), from and after the Distribution Date, AT Co. will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Distribution Date, whereupon Spinco will upon the request of AT Co., forthwith reimburse AT Co. for that portion of such premiums paid by AT Co. as are reasonably determined by AT Co. to be attributable to the Spinco Business.

(f)  Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both AT Co. and/or an AT Co. Subsidiary, on the one hand, and Spinco and/or a Spinco Subsidiary, on the other hand, relating to the same occurrence, AT Co. and Spinco agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense.

(g)  Nothing in this Section 8.6 will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

Section 8.7  Use of Names.

(a)  Any material showing any affiliation or connection of AT Co. or any member of the AT Co. Group with Spinco or any member of the Spinco Group shall not be used by AT Co. or any member of the AT Co. Group after the Distribution Date, except that the restrictions contained in this Section 8.7(a) shall not apply to filings, reports and other documents required by applicable law or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distribution Date, neither AT Co. nor any AT Co. Subsidiary shall represent to third parties that any of them is affiliated or connected with Spinco or any member of the Spinco Group.

(b)  Subject to Section 8.7(c) below, any material showing any affiliation of Spinco or any member of the Spinco Group with AT Co. or any member of the AT Co. Group shall not be used by Spinco or any member of the Spinco Group after the Distribution Date, except that the restrictions contained in this Section 8.7(b) shall not apply to filings, reports and other documents required by applicable law or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distribution Date, neither Spinco nor any Subsidiary of Spinco shall represent to third parties that any of them is affiliated with AT Co. or any member of the AT Co. Group.

(c)  The parties agree that, for a period of 120 days from and after the Distribution Date (the "Sell-off Period"), Spinco and its Subsidiaries shall be entitled to continue to use all trademarks or other source identifiers owned by AT Co. (the "AT Co. Trademarks") to the extent that such AT Co. Trademarks are contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in the Spinco Business, without any obligation on the part of Spinco or its Subsidiaries to pay royalties or similar fees to AT Co. during the Sell-off Period. Spinco agrees that, upon termination of the Sell-off Period, Spinco and its Subsidiaries shall cease and desist from all further use of the AT Co. Trademarks except to the extent that such use is a "fair use" as a matter of law or as otherwise agreed by the parties.

Section 8.8  Non Solicitation of Employees.

(a)  AT Co. agrees not to (and to cause the other members of the AT Co. Group not to) solicit or recruit for hire any employee of Spinco or any other member of the Spinco Group for a period of one year following the Distribution Date or until three months after such employee's employment with Spinco or any other member of the Spinco Group terminates, whichever occurs first.

(b)  Spinco agrees not to (and to cause the other members of the Spinco Group not to) solicit or recruit for hire any employee of AT Co. or any other member of the AT Co. Group for a period of one year following the Distribution Date or until three months after such employee's employment with AT Co. or any other member of the AT Co. Group terminates, whichever occurs first.

(c)  Notwithstanding the foregoing, such prohibitions on solicitation shall not restrict general recruitment efforts carried out through a public or general solicitation.

Section 8.9  Subsequent Transfers. In the event that following the Distribution Date a member of the AT Co. Group becomes aware that it possesses any Spinco Assets (except (i) for assets, rights and properties provided by members of the AT Co. Group pursuant to the Transition Services Agreement or (ii) as otherwise contemplated by the Transaction Agreements), AT Co. shall cause the prompt transfer of such assets, rights or properties to Spinco. Prior to any such transfer, AT Co. shall hold such Spinco Asset in trust for Spinco.

ARTICLE IX
ACCESS TO INFORMATION

Section 9.1  Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, AT Co. shall deliver or make available to Spinco all corporate books and records of the Spinco Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the AT Co. Group relating directly and primarily to the Spinco Assets, the Spinco Business, or the Spinco Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Subject to Section 9.5, AT Co. may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Spinco. Prior to or as promptly as practicable after the Distribution Date, Spinco shall deliver or make available to AT Co., all corporate books and records of the AT Co. Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Spinco Group relating directly and primarily to the AT Co. Assets, the AT Co. Business, or the AT Co. Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Subject to Section 9.5, Spinco may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of AT Co. The costs and expenses incurred in the provision of records or other information to a party shall be paid for by the delivering party.

Section 9.2  Access to Information. From and after the Distribution Date, each of AT Co. and Spinco shall afford to the other and to the other's Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such party's Group relating to the other party's Group's pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing, Information may be requested under this Section 9.2 for audit, accounting, regulatory, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

In furtherance of the foregoing:

(a)  Each party hereto acknowledges that: (i) each of AT Co. and Spinco (and the members of the AT Co. Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of AT Co. and Spinco; (iii) both AT Co. and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the AT Co. Group or the Spinco Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both AT Co. and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b)  Each of AT Co. and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that AT Co. and Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the AT Co. Group in the case of AT Co. or the Spinco Group in the case of Spinco. In the event of a disagreement between any member of the AT Co. Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

(c)  Upon any member of the AT Co. Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the Spinco Group or the AT Co. Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall as promptly as practicable provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the parties shall cooperate to assert all defenses to disclosure claimed by either party's Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

Section 9.3  Production of Witnesses. Subject to Section 9.2, after the Distribution Date, each of AT Co. and Spinco shall, and shall cause each member of its respective Group to make available to Spinco or AT Co. or any member of the Spinco Group or of the AT Co. Group, as the case may be, upon reasonable prior written request, such Group's directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the AT Co. Group or the Spinco Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the party requesting the availability of such persons.

Section 9.4  Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of AT Co. and Spinco shall, and shall cause the members of the Group of which it is a member to, retain all Information in such party's Group's possession or under its control, relating directly and primarily to the pre-Distribution business, Assets or Liabilities of the other party's Group until such Information is at least seven years old or until such later date as may be required by law, except that if, prior to the expiration of such period, any member of either party's Group wishes to destroy or dispose of any such Information that is at least three years old, prior to destroying or disposing of any of such Information, (a) the party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other party, the party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Section 9.5  Confidentiality. Subject to Section 9.2, which shall govern Privileged Information, from and after the Distribution Date, each of AT Co. and Spinco shall hold, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group obtained by it or furnished to it by such other party's Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 9.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the AT Co. Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person's counsel, by other requirements of law or regulation, or (b) such party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of AT Co. and Spinco shall be deemed to have satisfied its obligations under this Section 9.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

Section 9.6  Cooperation with Respect to Government Reports and Filings. AT Co., on behalf of itself and each member of the AT Co. Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the AT Co. Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the AT Co. Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the AT Co. Group, in the case of the Spinco Group, or the Spinco Group, in the case of the AT Co. Group. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

Section 9.7  Tax Sharing Agreement. None of the provisions of this Article IX are intended to supersede any provision in the Tax Sharing Agreement or the Merger Agreement with respect to matters related to Taxes. In the event of any conflict between this Agreement and the Tax Sharing Agreement or the Merger Agreement, the Tax Sharing Agreement or the Merger Agreement, as the case may be, shall control with respect to matters related to Taxes.

ARTICLE X
NO REPRESENTATIONS OR WARRANTIES

Section 10.1  No Representations or Warranties. Except as expressly set forth herein or in any other Transaction Agreement, Spinco and AT Co. understand and agree that no member of the AT Co. Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Except as expressly set forth herein or in any other Transaction Agreement, AT Co. and Spinco understand and agree that no member of the Spinco Group is representing or warranting to AT Co. or any member of the AT Co. Group in any way as to the AT Co. Assets, the AT Co. Business or the AT Co. Liabilities.

ARTICLE XI
CONDITIONS

Section 11.1  Conditions to the Distribution. The obligations of AT Co. pursuant to this Agreement to effect the Distribution shall be subject to the fulfillment (or waiver by AT Co.) on or prior to the Distribution Date (provided that certain of such conditions will occur substantially contemporaneous with the Distribution) of each of the conditions set forth in Sections 9.1 and 9.2 of the Merger Agreement having been satisfied or to the extent permitted by applicable Law, waived in writing, except the consummation of the Contribution and the Distribution and the other transactions contemplated hereby.

Section 11.2  Waiver of Conditions. To the extent permitted by applicable Law, the condition set forth in Section 11.1 hereof may be waived in the sole discretion of the AT Co. Board. The condition set forth in Section 11.1 is for the sole benefit of AT Co. and shall not give rise to or create any duty on the part of AT Co. or the AT Co. Board to waive or not waive any such conditions.

Section 11.3  Disclosure. If at any time after the date hereof either of the parties shall become aware of any circumstances that will or could reasonably be expected to prevent any or all of the conditions contained in Section 11.1 from being satisfied, it will promptly give to the other party written notice of those circumstances.

ARTICLE XII
MISCELLANEOUS

Section 12.1  Complete Agreement. This Agreement, the Exhibits and the Disclosure Letter hereto, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. The Disclosure Letter delivered pursuant hereto is expressly made a part of, and incorporated by reference into, this Agreement. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall be applicable.

Section 12.2  Expenses. Except as set forth in Section 12.2 of the Disclosure Letter, whether or not the Distribution is consummated, the costs and expenses incurred by AT Co. or Spinco or their respective Subsidiaries in connection with this Agreement, the Preliminary Restructuring contemplated hereby, the Contribution, the Special Dividend, the Debt Exchange, the Spinco Financing and the Merger (including (i) all underwriter's discounts, fees and expenses associated with the Spinco Financing and the Debt Exchange; and (ii) all broker, finder and similar advisory fees incurred by AT Co. or Spinco in connection with the transactions contemplated by this Agreement and the Merger Agreement ) shall be paid by Spinco; provided, however, that in the event that the aggregate amount of all such expenses exceeds $115 million less the principal amount of any Additional Spinco Indebtedness, AT Co. shall pay such excess expenses (the "AT Excess Expenses"). For the avoidance of doubt, the expenses of AT Co. and Spinco shall not include any expenses of the Company's legal, accounting, financial and other advisors or any costs of refinancing the Company's outstanding Indebtedness or any other costs incurred by the Company in connection with the transactions contemplated hereby or by the Merger Agreement.

Section 12.3  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

Section 12.4  Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to AT Co. or any member of the AT Co. Group, to:

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202
Attention: Chief Executive Officer
(with a copy to the Corporate Secretary)
Facsimile: (501) 905-5444

If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:

ALLTEL Holding Corp.
One Allied Drive
Little Rock, Arkansas 72202
Attention: Chief Executive Officer
(with a copy to the Chairman)
Facsimile: (501) 905-0962

or to such other address as any party hereto may have furnished to the other parties  by a notice in writing in accordance with this Section.

Section 12.5  Amendment and Modification. This Agreement may be amended, modified or supplemented, and any provision hereunder may be waived, only by a written agreement signed by all of the parties hereto, together with (i) prior to the Effective Time, in the case of any material amendment, modification or supplement, a Company Consent and (ii) following the Effective Time, in the case of any material amendment, modification or supplement, the consent of a majority of the Surviving Corporation’s “independent” directors (as such term is defined in the regulations of the securities exchange in which the Surviving Corporation’s securities then are listed.

Section 12.6  Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties and a Company Consent. Except for the provisions of Sections 7.3 and 7.4 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of AT Co., Spinco and the Company and their respective Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder; provided, however, that the Company is and shall be a stated and intended third party beneficiary hereof.

Section 12.7  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8  Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.9  Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

       Section 12.10     References; Construction. References to any "Article," "Exhibit," "Schedule" or "Section," without more, are to Articles, Exhibits, Schedules and Sections to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term "including" or similar words set forth examples only and in no way limit the generality of the matters thus exemplified.

Section 12.11  Termination. Notwithstanding any provision hereof, following termination of the Merger Agreement, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of AT Co. In the event of such termination, no party hereto or to any other Transaction Agreement (other than the Merger Agreement) shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement).

Section 12.12  Consent to Jurisdiction and Service of Process. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consent and submits to, the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) to the extent such party is not otherwise subject to service of process in the State of Delaware, hereby appoints the Corporation Service Company as such party's agent in the State of Delaware for acceptance of legal process and (iii) agrees that service made on any such agent set forth in (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 12.13  Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 12.14  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 12.15  Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALLTEL CORPORATION

By: /s/ Scott T. Ford
Name: Scott T. Ford
Title: CEO & President

ALLTEL HOLDING CORP.

By: /s/ Jeffrey R. Gardner
Name: Jeffrey R. Gardner
Title: President